Exhibit 99.1

FOR IMMEDIATE RELEASE

Sono-Tek Announces Preliminary Fiscal Year 2019 Results and Outlook for Fiscal Year 2020

MILTON, NY, March 14, 2019 – Sono-Tek Corporation (OTCQX: SOTK) the leading developer and manufacturer of ultrasonic coating systems, today reported preliminary sales of $11.6 million for the fiscal year ended February 28, 2019 (“fiscal 2019”) compared to sales of $11.0 million for the previous fiscal year, an increase of $.6 million or 5%. During fiscal year 2019, the Company reported increased sales in each quarter over last year’s results. The current years sales increase was due to an increase in sales of Fuel Cell proton exchange coating units, particularly in China, and new medical device coating applications.

In fiscal 2019, the Company saw growing interest in its equipment for new applications which include cochlear device coatings and “Lab on a Chip”, a quicker diagnostic test for various medical results. In fiscal 2019, the Company announced its single largest order, $1.6 million for a complex semiconductor coating equipment project in the European market.

Based on current backlog, shipments and proposals, the Company is expecting a strong sales increase for the fiscal 2020 year (March 2019 – February 2020). However, due to contractual billing arrangements in several of the large projects in house, earlier quarters will see the benefit of customer cash deposits and deferred costs, while the sales and income will occur and be recorded later in the fiscal year.

The Company’s preliminary income before taxes is expected to be $150k-$200k for the year ended February 28, 2019 compared to $460k reported for the year ended February 28, 2018. The Company’s net income will be finalized once the independent audit is completed in May 2019. We reduced our selling price on several key Fuel Cell orders overseas in order to position our equipment in what we believe will be a vibrant and growing part of our portfolio, which lowered net income in the year ended February 28, 2019.

Dr. Christopher L. Coccio, Sono-Tek’s Chairman and CEO, stated that, “We are extremely pleased with the ongoing strength of our business, and anticipate historically large revenue growth in the new Fiscal Year, 2020. We see a widening of opportunity areas for our technology, from advanced energy application such as Fuel Cells, to innovative medical device applications noted above, to high precision and challenging semiconductor coating applications. Internally, we have continued to strengthen our technical and marketing teams and greatly increased the scope of our digital factory operations. In addition, to minimize financial market risk associated with our significant excess cash position, we recently migrated liquid assets into money market holdings and treasury bonds to ensure future stability. In addition, Sono-Tek was recognized by the OTCQX exchange as one of the top 50 performers on their platform late last year. It has been a very solid year of performance and will set the stage for what we believe will be our best year ever.”

About Sono-Tek

Sono-Tek Corporation is the leading developer and manufacturer of ultrasonic coating systems for applying precise, thin film coatings to protect, strengthen or smooth surfaces on parts and components for the microelectronics/electronics, alternative energy, medical and industrial markets, including specialized glass applications in construction and automotive.

The Company’s solutions are environmentally-friendly, efficient and highly reliable, and enable dramatic reductions in overspray, savings in raw material, water and energy usage and provide improved process repeatability, transfer efficiency, high uniformity and reduced emissions.

Sono-Tek’s growth strategy is focused on leveraging its innovative technologies, proprietary know-how, unique talent and experience, and global reach to further develop microscopic coating technologies that enable better outcomes for its customers’ products and processes.

For further information, visit www.sono-tek.com.

Safe Harbor Statement

This news release contains forward looking statements regarding future events and the future performance of Sono-Tek Corporation that involve risks and uncertainties that could cause actual results to differ materially. These factors include, among other considerations, general economic and business conditions; political, regulatory, tax, competitive and technological developments affecting our operations or the demand for our products; timely development and market acceptance of new products; adequacy of financing; capacity additions; the ability to enforce patents; maintenance of operating leverage; maintenance of order backlog; timing of consummation of order proposals; continued sales growth in the medical device and Fuel Cell markets; and the ability to achieve increased sales volume at projected levels and continued profitability. We refer you to documents that the company files with the Securities and Exchange Commission, which includes Form 10-K and Form 10-Qs containing additional important information.

For more information, contact:

Stephen J. Bagley
Chief Financial Officer
Sono-Tek Corporation
info@sono-tek.com